Exhibit 99.1

The Empire District Electric Company

Earnings Report and Declaration of Dividends

JOPLIN, Mo.--(BUSINESS WIRE)--April 29, 2010--(NYSE: EDE) At the Board of Directors meeting of The Empire District Electric Company held today, the Directors declared a quarterly dividend of $0.32 per share on common stock payable June 15, 2010, to holders of record as of June 1, 2010.

The Company, an operator of regulated electric, gas and water utilities, announced today the results for the quarter and twelve months ended March 31, 2010.

Highlights

  As a result of tax law changes contained in the recently signed Patient Protection and Affordable Care Act, the Company was required to record a one-time non-cash charge of approximately $2.1 million during the 2010 first quarter. Additionally, an agreement signed by parties to the Company’s current Missouri electric rate case also resulted in a non-cash charge relating to deferred taxes of approximately $1.2 million during the 2010 first quarter. Both of these charges increased the Company’s reported provision for income taxes and are explained in more detail below. The aggregate impact of these charges decreased the Company’s first quarter and twelve months ended earnings per share by approximately $0.09.
  The Company reported consolidated earnings for the first quarter of 2010 of $8.6 million, or $0.22 per share, compared with 2009 same quarter earnings of $10.9 million, or $0.32 per share. Earnings for the twelve months ended March 31, 2010 were $39.0 million, or $1.08 per share. This compares to earnings of $43.6 million, or $1.29 per share, for the 2009 twelve month period.
  The Missouri Public Service Commission unanimously approved an agreement between the parties in the Empire District Gas rate case which authorized the Company to increase annual natural gas operating revenues by approximately $2.6 million, or about 4.4%. This was the first gas rate case completed since the acquisition of the gas properties in 2006, and the new rates went into effect on April 1, 2010.

THE EMPIRE DISTRICT ELECTRIC COMPANY SEGMENT FINANCIAL HIGHLIGHTS (in 000's except per share information, certain segment amounts exclude eliminations )
	Quarter Ended March 31, 2010				Quarter Ended March 31, 2009
	Electric	Gas	Other	Consolidated	Electric	Gas	Other	Consolidated
Revenues	$114,033	$24,560	$1,449	$139,893	$106,787	$28,087	$1,302	$136,015
Fuel, Purchased Power, and Cost of Natural Gas Sold and Transported	50,684	15,109	––	65,793	46,790	19,308	––	66,098
Other Operating Expenses	50,864	6,216	1,091	58,022	44,299	6,165	959	51,262
Operating Income	12,485	3,235	358	16,078	15,698	2,614	343	18,655
Net Income	$5,924	$2,314	$348	$8,586	$8,843	$1,753	$317	$10,913
Earnings Per Weighted-Average Share, Common and Diluted				$0.22				$0.32

First Quarter Electric Results

Electric segment revenues were higher for the 2010 quarter compared to 2009 by approximately $7.2 million. Frigid temperatures in January and parts of February positively impacted sales and the Company estimates electric revenues increased approximately $6.6 million over the 2009 period as a result of the weather. Off-system revenues were higher by $2.3 million partially caused by the cold weather demand as well. Rate changes, partially due to sales mix and lower fuel adjustment clause revenues, lowered revenues by $1.9 million in the 2010 period compared to 2009.

Total electric fuel and purchased power expenses for the quarter increased by approximately $3.9 million compared to the 2009 quarter. The Company’s electric fuel costs for coal and natural gas were higher by approximately, $1.9 million and $3.5 million, respectively. Volumes were higher due to the increased sales demand and coal plant availability, which more than offset decreased prices experienced in the period. Purchased power costs decreased by approximately $1.9 million compared to the 2009 period, which was mostly attributable to lower volumes.

Other operating and maintenance expenses increased in total by approximately $1.7 million during the first quarter of 2010 compared to 2009. The Company experienced small increases in several operating categories when comparing 2010 to the 2009 period. The largest increase in operating expenses related to bank fees for our line of credit extension completed early in the 2010 quarter, which increased approximately $0.3 million. Deferred operating costs related to our Iatan 1 plant, as approved by the Missouri Public Service Commission, helped to reduce the Company’s recorded operating costs by $0.3 million. Maintenance costs were relatively unchanged when comparing the two periods. Depreciation and amortization increased approximately $0.5 million in the 2010 quarter compared to 2009. The increase is attributable to the effects of increased plant in service which added depreciation expense of $0.8 million offset by $0.3 million of deferred depreciation for our Iatan 1 environmental construction expenditures completed in 2009. Other taxes, such as property, franchise and city taxes, increased $0.5 million over the 2009 period. In summary, the electric segment net income was $5.9 million for the 2010 quarter compared to $8.8 million for 2009. The electric segment net income was negatively impacted by the non-cash tax charges explained below.

First Quarter Gas Results

Gas segment revenues for the first quarter of 2010 were lower by $3.5 million compared to 2009. The cost of natural gas sold and transported also decreased $4.2 million during 2010 compared to the 2009 quarter. The increase in fuel margin of $0.7 million can be mostly attributable to the cold weather the Company’s service territory experienced early in the first quarter which increased retail sales. Gas operations and maintenance expenses were relatively flat on a combined basis. Overall, net income for the gas segment was $2.3 million for the 2010 quarter compared to $1.8 million for 2009.

First Quarter Consolidated Results

Total interest expense decreased approximately $0.2 million in the 2010 first quarter compared to 2009. Long term debt interest expense increased by $0.9 million in 2010 as it included an entire quarter of interest related to $75 million of first mortgage bonds issued in March of 2009. However, an increase in the allowance for funds used during construction (AFUDC), lower short-term debt interest and deferred carrying charges related to our Iatan 1 plant offset the increased long-term debt interest. The Company’s other income and deductions were unchanged as the equity AFUDC increase of approximately $0.3 million was offset by a decrease in other miscellaneous income.

The Company’s effective income tax rate increased sharply during the 2010 first quarter due to a $2.1 million one-time non-cash charge incurred when the Patient Protection and Affordable Care Act (H.R. 3590) became law. This legislation includes a provision that reduces the deductibility, for income tax purposes, of retiree healthcare costs to the extent an employer receives federal subsidies. Companies receive the subsidy when they provide retiree prescription benefits at least equivalent to Medicare Part D coverage in their postretirement healthcare plan. Although the elimination of this tax benefit does not take effect until 2013, this change required the Company to recognize the full accounting impact in the period in which the legislation was enacted. The 2010 first quarter also included a $1.2 million non-cash charge related to deferred taxes which are no longer expected to be recoverable from Missouri customers. A Stipulation and Agreement signed by the Company and other parties to our current Missouri electric rate case required the Company to start amortizing certain deferred tax assets related to our costs of removal. The same agreement denies us the ability to request recovery of the deferred tax assets from customers until after the Iatan 2 plant is included in the Company’s rate base. The timing difference between the amortization period and when the Company can request recovery resulted in the $1.2 million charge. As a result, the Company’s effective income tax rate for the 2010 first quarter was approximately 54% compared to 34% in the 2009 period. Excluding these non-cash charges, the effective tax rate in the 2010 first quarter would have been 36%.

Twelve Months Ended Electric Results

Electric segment revenues for the twelve months ended March 31, 2010 decreased $4.2 million over the same 2009 period. Rate increases added approximately $11.4 million to the 2010 period compared to the 2009 period, primarily from the Company’s Missouri jurisdiction. Customer growth contributed an additional $1.2 million over the 2009 period. However, this was more than offset by the combination of our estimate of the weather impact on revenues which lowered revenues by about $7.0 million compared to the 2009 twelve month period, and a $9.6 million decrease in off-system sales. On a comparative basis, the total electric fuel and purchased power expenses for the 2010 twelve month period decreased by approximately $8.0 million over the 2009 period. Increases in volume and prices for coal were offset by decreased natural gas volumes and lower purchased power prices. Other operating expenses increased about $3.3 million, and maintenance expenses increased approximately $2.4 million, which was mostly due to increased amortization of 2007 ice storm costs. Depreciation decreased by $0.8 million, which was primarily driven by Missouri regulatory amortization being reduced in the third quarter of 2009. Other taxes were higher by $1.0 million in the 2010 period compared to 2009 as well. Overall, the electric segment 2010 twelve month period resulted in net income of $36.2 million compared to $41.9 million for the same 2009 period.

Twelve Months Ended Gas Results

Revenues from gas operations during the 2010 twelve month period ended March 31 decreased $12.5 million over the same 2009 period. The cost of natural gas sold and transported decreased $12.8 million during 2010 resulting in an overall increase in gas fuel margin of $0.3 million. Similar to the quarterly results, colder weather increased our retail sales compared to the 2009 period. Other operating expenses decreased by $0.3 million, but were partially offset by higher maintenance expenses of $0.1 million. Depreciation was flat for the comparative periods, but other taxes were lower by approximately $0.4 million. The gas segment net income for the twelve month 2010 period was $1.4 million compared to $1.0 million for 2009.

Twelve Months Ended Consolidated Results

Total interest charges increased approximately $1.2 million in the 2010 twelve month period compared to 2009. Interest expense related to long term debt increased $5.3 million, but was partially offset by an increase in income related to AFUDC of $0.7 million and lower short term debt and other interest costs. The other income and expense category was slightly lower by $0.2 million when comparing the twelve month periods and was primarily driven by a decrease in interest income.

The Company’s twelve months ended effective tax rate was negatively effected by the non-cash Medicare Part D and deferred tax asset charges discussed in the quarterly results. The 2010 period effective tax rate was approximately 38% compared to 33% for the 2009 period.

Reconciliation of Earnings Per Share

The following reconciliation of basic earnings per share compares the quarter and twelve-months ended March 31, 2010 versus March 31, 2009 and is a non-GAAP presentation. The economic substance behind our Non-GAAP earnings per share (EPS) measure is to present the after tax impact of significant items and components of the statement of income on a per share basis before the impact of additional stock issuances. We believe this presentation is useful to investors because the statement of income does not readily show the EPS impact of the various components, including the effect of new stock issuances. This could limit the readers’ understanding of the reasons for the EPS change from previous years. This information is useful to management, and we believe this information is useful to investors, to better understand the reasons for the fluctuation in EPS between the prior and current years on a per share basis.

This reconciliation may not be comparable to other companies or more useful than the GAAP presentation included in the statements of income. We also note that this presentation does not purport to be an alternative to earnings per share determined in accordance with GAAP as a measure of operating performance or any other measure of financial performance presented in accordance with GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone.

	Quarter Ended	Twelve Months Ended
Earnings Per Share – March 31, 2009	$0.32	$1.29
Revenues
Electric segment	0.14	(0.08)
Gas segment	(0.07)	(0.24)
Other segment	0.00	0.01
Expenses
Electric fuel and purchased power	(0.07)	0.15
Cost of natural gas sold and transported	0.08	0.25
Operating – electric segment	(0.03)	(0.07)
Operating – gas segment	0.00	0.01
Operating – other segment	0.00	0.00

	Quarter Ended	Twelve Months Ended
Maintenance and repairs	0.00	(0.05)
Depreciation and amortization	(0.01)	0.01
Change in effective income tax rates	(0.10)	(0.09)
Other taxes	(0.01)	(0.01)
Interest charges	0.00	(0.04)
AFUDC	0.01	0.02
Other income and deductions	(0.01)	(0.03)
Dilutive effect of additional shares	(0.03)	(0.05)

Earnings Per Share – March 31, 2010	$0.22	$1.08

Earnings Conference Call

Bill Gipson, President and CEO, will host a conference call Friday, April 30, 2010, at 1:00 p.m. Eastern Time to discuss earnings for the first quarter and twelve months ended March 31, 2010. To phone in to the conference call, parties in the United States should dial 1-877-941-2928, any time after 12:45 p.m. Eastern Time. The presentation can also be accessed from Empire’s website at www.empiredistrict.com. A replay of the call will be available for two weeks by dialing 1-800-406-7325 and entering passcode 4284106#. Forward-looking and other material information may be discussed during the conference call.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned utility providing electric, natural gas (through its wholly owned subsidiary The Empire District Gas Company) and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas. A subsidiary of the Company also provides fiber optic services.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future plans, objectives, expectations, and events or conditions concerning various matters. Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K.

CONTACT:
The Empire District Electric Company
MEDIA COMMUNICATIONS
Amy Bass, 417-625-5114
Director of Corporate Communications
abass@empiredistrict.com
or
INVESTOR RELATIONS
Jan Watson, 417-625-5108
Secretary – Treasurer
jwatson@empiredistrict.com